Exhibit 24(b)8(e)

FUND PARTICIPATION AGREEMENT

THIS AGREEMENT is executed as of                     , 2017, and effective as of                     , 2017 (the “Effective Date”), by and among BLACKROCK VARIABLE SERIES FUNDS, INC. an open-end management investment company organized as a Maryland corporation (the “Fund”), BLACKROCK INVESTMENTS, LLC (“BRIL” or the “Underwriter”), a broker-dealer registered as such under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and THRIVENT FINANCIAL FOR LUTHERANS, a fraternal benefit society organized under the laws of the state of Wisconsin and licensed to sell insurance (the “Company”), on its own behalf and on behalf of each separate account of the Company set forth on Schedule A, as may be amended from time to time (each separate account hereinafter referred to individually as an Account” and collectively as the “Accounts”).

W I T N E S S E T H:

WHEREAS, the Fund has filed a registration statement with the Securities and Exchange Commission (“SEC”) to register itself as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), and to register the offer and sale of its shares under the Securities Act of 1933, as amended (the “1933 Act”); and

WHEREAS, the Fund desires to act as an investment vehicle for separate accounts established for variable life insurance policies and variable annuity contracts to be offered by insurance companies that have entered into participation agreements with the Fund (the “Participating Insurance Companies”); and

WHEREAS, the Underwriter is registered as a broker-dealer with the SEC under the 1934 Act, is a member in good standing of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and acts as principal underwriter of the shares of the Fund; and

WHEREAS, the capital stock of the Fund is divided into several series of shares, each series representing an interest in a particular managed portfolio of securities and other assets; and

WHEREAS, the several series of shares of the Fund offered now or in the future by the Fund to the Company and the Accounts are described on Schedule B attached hereto (each, a “Portfolio,” and, collectively, the “Portfolios”); and

WHEREAS, the Fund has received an order from the SEC granting Participating Insurance Companies and their separate accounts exemptions from the provisions of sections 9(a), 13(a), 15(a) and 15(b) of the 1940 Act, and rules 6e-2(b)(15) and 6e-3(T)(b)(15) thereunder, to the extent necessary to permit shares of the Fund to be sold to and held by variable annuity and variable life insurance separate accounts of both affiliated and unaffiliated life insurance companies (the “Shared Fund Exemptive Order”); and

WHEREAS, BlackRock Advisors, LLC (“BAL”) is duly registered as an investment adviser under the Investment Advisers Act of 1940, as amended (“Advisers Act”), and is the Fund’s investment adviser; and

WHEREAS, the Company has registered or will register under the 1933 Act certain variable life insurance policies and/or variable annuity contracts funded or to be funded through one or more of the Accounts (the “Contracts”) and will sell the Contracts to owners of the Contracts (“Contract owners”); and

WHEREAS, the Company has registered or will register each Account as a unit investment trust under the 1940 Act; and

WHEREAS, to the extent permitted by applicable insurance laws and regulations, the Company intends to purchase shares in one or more of the Portfolios (the “Shares”) on behalf of the Accounts to fund the Contracts, and the Fund intends to sell such Shares to the relevant Accounts at such Shares’ net asset value. The Company’s principal underwriter and distributor of the Contracts, Thrivent Investment Management Inc., a broker-dealer registered as such under the 1934 Act.

NOW, THEREFORE, in consideration of their mutual promises, the parties agree as follows:

ARTICLE 1

Sale of the Fund Shares

1.1        The Fund shall make Shares of the Portfolios available to the Accounts at net asset value pursuant to rules of the SEC and the Fund shall calculate such net asset value on each day which the New York Stock Exchange (“NYSE”) is open for regular trading in accordance with the operational procedures mutually agreed to by the Fund and the Company from time to time and of the then current prospectuses and statements of additional information of the Portfolios (collectively, the “Prospectus”) To the extent permitted by applicable laws and regulations, the Fund shall provide commercially reasonable prior notice to the Company of any changes to the prospectus(es) and statement(s) of additional information that may have a material effect on the rights and obligations of the Company set forth in this Article 1. “Business Day” shall mean any day on which the NYSE is open for trading and on which the Fund calculates its net asset value pursuant to the rules of the SEC. Shares of a particular Portfolio of the Fund shall be ordered in such quantities and at such times as determined by the Company to be necessary to meet the requirements of the Contracts. The Directors of the Fund (the “Directors”) may refuse to sell Shares of any Portfolio to any person (including the Company and the Accounts), or suspend or terminate the offering of Shares of any Portfolio, if such action is required by law or by regulatory authorities having jurisdiction in their sole discretion when acting in good faith and in light of their fiduciary duties under federal and any applicable state laws, if they deem such actions necessary in the best interests of the shareholders of such Portfolio.

1.1(a)     If there are corrections to a Portfolio’s net asset value, the following provisions shall apply:

Fund/SERV Transactions. If the parties choose to use the National Securities Clearing Corporation’s Mutual Fund Settlement, Entry and Registration Verification (“Fund/SERV”) system, any corrections to a Portfolio’s net asset value for the prior Trade Date (as hereinafter defined) will be submitted through the Mutual Fund Profile with the correct net asset value and applicable date. If the corrections are dated later than Trade Date plus one, an electronic transmission should be sent in addition to the Mutual Fund Profile submission; or

Manual Transactions. If the parties choose not to use Fund/SERV, if there are technical problems with Fund/SERV, or if the parties are not able to transmit or receive information through Fund/SERV, any corrections to a Portfolio’s net asset value should be communicated by facsimile or by electronic transmission, and will include for each day on which an adjustment has occurred the incorrect Portfolio net asset value, the correct net asset value, and, to the extent communicated to Portfolio shareholders, the reason for the adjustment.

1.1(b) Fund/SERV Transactions. If the parties choose to use Fund/SERV or any other NSCC service, the following provisions shall apply:

The Company and the Fund or its designee will each be bound by the rules of the National Securities Clearing Corporation (“NSCC”) and the terms of any NSCC agreement filed by it with the NSCC. Without limiting the generality of the following provisions of this section, the Company and the Fund or its designee will each perform any and all duties, functions, procedures and responsibilities assigned to it and as otherwise established by the NSCC applicable to Fund/SERV, the Mutual Fund Profile Service, the Networking Matrix Level utilized and any other relevant NSCC service or system (collectively, the “NSCC Systems”).

Any information transmitted through the NSCC Systems by any party to the other and pursuant to this Agreement will be accurate, complete, and in the format prescribed by the NSCC. Each party will adopt, implement and maintain procedures reasonably designed to ensure the accuracy of all transmissions through the NSCC Systems and to limit the access to, and the inputting of data into, the NSCC Systems to persons specifically authorized by such party.

On each Business Day (as hereinafter defined), the Company shall aggregate and calculate the net purchase and redemption orders for each Account received by the Company prior to the Close of Trading (as hereinafter defined) on each Business Day. The Company shall communicate to the Fund or its designee for that Business Day, by Fund/SERV, the net aggregate purchase or redemption orders (if any) for each Account received by the Close of Trading on such Business Day (the “Trade Date”) no later than 7:00 a.m. Eastern Time (or such other time as may be agreed by the parties from time to time) on the Business Day following the Trade Date. All orders received by the Company after the Close of Trading on a Business Day shall not be transmitted to NSCC prior to the following Business Day. The Fund or its designee shall treat all trades communicated to the Fund or its designee in accordance with this provision as if received prior to the Close of Trading on the Trade Date.

All orders are subject to acceptance by the Fund or its designee and become effective only upon confirmation by the Fund or its designee. Upon confirmation, the Fund or its designee will verify total purchases and redemptions and the closing share position for each Account. In the case of delayed settlement, the Fund or its designee shall make arrangements for the settlement of redemptions by wire no later than the time permitted for settlement of redemption orders by the 1940 Act and consistent with the terms set forth in Sections 1.1(c) – 1.10.

1.1(c) Manual Transactions. If the parties choose not to use Fund/SERV, if there are technical problems with Fund/SERV, or if the parties are not able to transmit or receive information through Fund/SERV, the following provisions shall apply:

Next Day Transmission of Orders. On each Business Day, the Company shall aggregate and calculate the net purchase and redemption orders for each Account received by the Company prior to the Close of Trading on such Business Day. Prior to 9:00 a.m. Eastern Time (or such other time as may be agreed by the parties from time to time) on the next following Business Day, the Company shall communicate to the Fund or its designee by facsimile or, in the Company’s discretion, by telephone or any other method agreed upon by the parties, the net aggregate purchase or redemption orders (if any) for each Account received by the Close of Trading on the prior Business Day. All orders communicated to the Fund or its designee by the 9:00 a.m. deadline (or such other time as may be agreed by the parties from time to time) shall be treated by the Fund or its designee as if received prior to the Close of Trading on the Trade Date.

Purchases. The Company will use its best efforts to transmit each purchase order to the Fund or its designee in accordance with written instructions previously provided by the Fund or its designee to the Company. The Company will use its best efforts to initiate by wire transfer to BRIL or its designee purchase amounts no later than the close of the Federal Reserve Wire Transfer System (the “Fedwire System”) on the next Business Day following the Trade Date.

Redemptions. With respect to redemption orders placed by the Company by 9:00 a.m. Eastern Time (or such other time as may be agreed by the parties from time to time) on the next Business Day following the Trade Date, the Fund or its designee will use its best efforts to initiate by transfer to the Company proceeds of such redemptions by wiring federal funds to the Company or its designated custodial account no later than the close of the Fedwire System on the next Business Day following the Trade Date.

Unless otherwise informed in writing, such redemption wires should be sent to:

UMB Bank

ABA#:    101000695

Account Title:    Thrivent Financial for Lutherans

Account No.:    9872217217

Reference:

1.2        The Fund will redeem any full or fractional Shares of any Portfolio when requested by the Company on behalf of an Account (based on orders placed by Contract owners on that Business Day), executing such requests on a daily basis at the net asset value next computed after receipt by the Fund or its designee of the request for redemption. For the purposes of this Section 1.2, the Company shall be the designee of the Fund for receipt of requests for redemption from each Portfolio . The Fund shall make payment for such Shares in accordance with Section 1.4, but in no event may any such delay by the Fund in paying redemption proceeds cause the Company or any Account to fail to meet its obligations under Section 22(e) of the 1940 Act.

1.3        (a) The Company will not aggregate orders received from its Contract owners after close of the New York Stock Exchange (generally, 4:00 p.m. Eastern Time) (the “Close of Trading”) with orders received before the Close of Trading, and warrants that its internal control structure concerning the processing and transmission of orders is suitably designed to prevent or detect on a timely basis orders received after the Close of Trading from being aggregated with orders received before the Close of Trading and to minimize errors that could result in late transmission of orders. Orders received by the Company before the Close of Trading are eligible to receive that Business Day’s net asset value, and Orders received by the Company after the Close of Trading are eligible to receive the next Business Day’s net asset value.

(b)    Notwithstanding anything to the contrary in this Agreement, the Fund shall accept purchase and redemption orders resulting from investment in and payments under the Contracts on each Business Day, provided that such orders are received prior to 9:00 a.m. Eastern Time and reflect instructions received by the Company from Contract owners in good order prior to the time the net asset value of each Portfolio is priced in accordance with the preceding paragraph and the Fund’s Prospectus on the prior Business Day. Purchase and redemption orders shall be provided by the Company in such written or electronic form (including, without limitation, facsimile) as may be mutually acceptable to the Company and the Fund. The Fund may reject purchase and redemption orders which are not in the form prescribed in the Fund’s Prospectus. In the event that the Company and the Fund agree to use a form of written or electronic communication which is not capable of recording the time, date and recipient of any communication and confirming good transmission, the Company agrees that it shall be responsible for confirming that any communication sent by the Company was in fact received by the Fund or its designee, in proper form and in accordance with the terms of this Agreement. The Fund and its agents or designees shall be entitled to rely upon, and shall be fully protected from all liability in acting upon, the instructions of the authorized individuals.

1.4        Purchase orders that are transmitted to the Fund or its designee in accordance with Section 1.3 shall be paid for on the next Business Day following the Trade Date. Payments shall be made in federal funds transmitted by wire. In the event that the Company shall fail to pay in a timely manner for any purchase order validly received by the Fund or its designee pursuant to Section 1.3, the Company shall hold the Fund or its designee harmless from any losses reasonably sustained by the Fund or its designee as the result of acting in reliance on such purchase order. Redemption orders that are transmitted to the Fund or its designee in accordance with Section 1.3 shall be paid for on the next Business Day following the Trade Date after the Fund receives notice of the order. Payments shall be made in federal funds transmitted by wire. In the event that the Fund or its designee shall fail to pay in a timely manner for any redemption order validly received by the Fund or its designee pursuant to Section 1.3, the Fund or its designee shall hold the Company harmless from any losses reasonably sustained by the Company as the result of acting in reliance on such redemption order.

1.5        Issuance and transfer of Shares of the Portfolios will be by book entry only. Share certificates will not be issued to the Company or the Account. Shares ordered from the Fund will be recorded in the appropriate title for each Account or the appropriate sub-account of each Account.

1.6        The Fund or its designee will use its commercially reasonable efforts to communicate to the Company the declaration of any income, dividends or capital gain distribution payable on Shares after the Close of Trading and by 7:30 p.m. Eastern Time on each Business Day. The Company hereby elects to receive all such income, dividends and capital gain distributions as are payable on a Portfolio’s Shares in additional Shares of that Portfolio. The Fund shall notify the Company in writing by email of the number of Shares so issued as payment of such income, dividends and distributions.

1.7        The Fund shall make the net asset value per Share for each Portfolio available to the Company on a daily basis as soon as reasonably practical after the net asset value per Share is calculated and shall use its best efforts to make such net asset value per Share available by 7:00 p.m. Eastern Time. If the Fund provides materially incorrect net asset value information, as determined under SEC guidelines, it shall make an adjustment to the number of Shares purchased or redeemed for any affected Account to reflect the correct net asset value. The Fund shall not be liable for Company’s out-of-pocket expenses related to adjustments made as a result of a pricing correction (including correcting Contract owner accounts). Any material error in the calculation or reporting of net asset value, dividend or capital gains information shall be reported promptly in writing by email upon discovery to the Company.

1.8        The Company agrees that it will not take any action to operate an Account as a management investment company under the 1940 Act without the Fund’s and the Underwriter’s prior written consent.

1.9        The Fund agrees that its Shares will be sold only to Participating Insurance Companies and their separate accounts. No Shares of any Portfolio will be sold directly to the general public.

1.10      The Fund and the Underwriter agrees that all Participating Insurance Companies shall have the obligations and responsibilities regarding conflicts of interest corresponding to those contained in Article 4 of this Agreement.

1.11      Pursuant to Rule 22c-2 of the 1940 Act, on behalf of the Fund, the Underwriter and the Company agree to comply with the terms included in the attached Schedule C as of the effective date of this Agreement.

1.12 Sales and exchanges of Shares may only be made on behalf of Contract owners who is/are: (i) a U.S. citizen residing in the United States or a U.S. Territory (including U.S. military or diplomatic addresses) or a resident alien residing in the United States or a U.S. Territory with a valid U.S. Taxpayer Identification Number or (ii) an entity/intermediary that is domiciled in the United States with a valid U.S. Taxpayer Identification Number or an entity/intermediary that is domiciled in a U.S. Territory with a valid U.S. Taxpayer Identification Number or W-8.

ARTICLE 2

Obligations of the Parties

2.1        The Fund shall prepare and be responsible for filing with the SEC and any state securities regulators requiring such filing, all shareholder reports, notices, proxy materials (or similar materials such as voting instruction solicitation materials), prospectuses and statements of additional information of the Fund (“Shareholder Communications”) required to be so filed. The Fund shall bear the costs of registration and qualification of its Shares, preparation and filing of the documents listed in this Section 2.1 and all taxes to which an issuer is subject on the issuance and transfer of its Shares.

2.2        At least annually, the Underwriter or its designee shall provide the Company with a PDF of the current prospectus of the applicable Portfolio(s) suitable for duplication by the Company for distribution to existing Contract owners whose Contracts are funded by Shares of such Portfolio(s) and to prospective purchasers of Contracts. The Underwriter or its designee shall provide the Company, free of charge, with as many copies of the current statutory prospectus (describing only the Portfolios listed in Schedule B hereto) and other Shareholder Communications for the Shares as the Company may reasonably request for distribution to existing Contract owners whose Contracts are funded by such Shares. The Underwriter or its designee shall provide the Company with as many copies of the Shareholder Communications for the Shares as the Company may reasonably require with expenses to be borne in accordance with Schedule D hereof. The Company will provide the Underwriter or its designee with supporting documentation which is sufficient in the reasonable opinion of the Underwriter or its designee to enable the Underwriter or its designee to verify the printing and distribution expenses for which the Company requests reimbursement. The Company agrees to use its best efforts to minimize any printing expenses. If the Company prints such documents, Company agrees that any printer its selects shall be a reputable printer within the industry. Notwithstanding the above, the Company is not obligated to distribute any Shareholder Communication, except as required by law.

If requested by the Company in lieu thereof, the Underwriter or its designee shall provide such documentation (including a soft copy of the new prospectus as set in type or, at the request of the Company, a diskette in the form sent to the financial printer, a print-ready PDF, or an electronic copy of the documents in a format suitable for printing and posting on the Company’s website) and other assistance as is reasonably necessary in order for the Company to have Shareholder Communications of different registered investment companies printed together in a single document or posted on the Company’s web-site or printed individually by the Company if it so chooses, with expenses to be borne in accordance with Schedule D hereof.

For purposes of this Section 2.2 only, references to a Portfolio’s “prospectus” shall exclude the related statement of additional information.

2.3        The Fund or its designee shall provide a master PDF of the statement of additional information for the Portfolios to the Company (suitable for duplication by the Company) for distribution to any owner of a Contract funded by the Shares or to a prospective purchaser who requests such statement. The prospectus for the Shares shall state that the statement of additional information for the Shares is available from the Fund or its designee.

2.4        The Fund shall provide the Company with information regarding the Fund’s expenses, which information may include a table of fees and related narrative disclosure, for use in any prospectus or other descriptive document relating to a Contract.

2.5        The Underwriter or its designee shall provide the Company free of charge copies, if and to the extent applicable to the Shares, of the Fund’s proxy materials, reports to shareholders and other communications to shareholders in such quantity as the Company shall reasonably request for distribution to Contract owners. The Company will distribute this proxy material, reports, and other communications to existing Contract owners.

2.6        The Company shall furnish, or cause to be furnished, to the Fund or its designee, a copy of language that would be used in any prospectus for the Contracts or statement of additional information for the Contracts in which the Fund, the Underwriter or BAL (“Fund Parties”) or any Portfolio or any entity with BlackRock in its name is named at least fifteen Business Days prior to the filing of such document with the SEC. The Company shall furnish, or shall cause to be furnished, to the Fund or its designee, each piece of sales literature or other promotional material in which the Fund, any Portfolio, the Underwriter, or BAL or any entity with BlackRock in its name is named (such materials together with Contract prospectuses and statements of additional information, “Company Materials”), at least fifteen Business Days prior to its use. No Company Materials shall be used if any of the Fund Parties reasonably objects to such use within eight Business Days after receipt of such material. Notwithstanding the foregoing, the Company need not furnish, or cause to be furnished, to the Fund or its designee revisions to Company Materials previously approved by the Fund or its designee (“Updated Company Materials”) unless the Company Materials on which they are based have been materially changed. The Fund or its designee also reserves the right to review Company Materials and Updated Company Materials at any time upon request made by the Fund or its designee to the Company. The Fund or its designee may reasonably object to the continued use of any Company Materials or Updated Company Materials. No Company Materials or Updated Company Materials shall be used if the Fund or its designee so objects.

2.7        At the reasonable request of the Fund or its designee, the Company shall furnish, or shall cause to be furnished, as soon as practical, to the Fund or its designee one copy of the following reports:

(a)	the Company’s annual financial report (prepared under generally accepted accounting principles (“GAAP”), if any);

(b)	the Company’s quarterly statements, if any;

(c)	any financial statement, proxy statement notice or report of the Company sent toContract owners invested in Portfolio Shares;

(d)	any registration statement (without exhibits)and financial reports and reports of the Company filed with the SEC relating to Contracts with assets invested in Portfolio Shares; and

(e)

all registration statements, prospectuses, statement of additional information, reports, financial statement, proxy statements, sales literature and other promotional materials, applications for exemptions, requests for no-action letters, and all amendments of any of the above, that relate to the Fund or Fund Shares, within a reasonable time after filing such document with the SEC or FINRA

2.8        Notwithstanding anything to the contrary in this Agreement, the Company shall not give any information or make any representations or statements on behalf of the Fund or Underwriter or concerning the Fund, the Underwriter or BAL in connection with the Contracts other than information or representations contained in and accurately derived from the registration statement or Prospectus for the Shares (as such registration statement and Prospectus may be amended or supplemented from time to time), reports of the Fund, Fund-sponsored proxy statements, or in sales literature or other promotional material approved by the Fund or Underwriter, except with the written permission of the Fund or Underwriter. The Fund agrees to respond to any request for approval on a prompt and timely basis.

2.9        Upon request, the Fund or its designee will furnish, or will cause to be furnished, to the Company or its designees, each piece of sales literature or other promotional material for distribution. No party shall use any other party’s names, logos, trademarks or service marks, whether registered or unregistered, without the prior written consent of such party. Notwithstanding the foregoing, the Company may use the Fund’s and Portfolios’ names and logos for the limited purpose of including them among a list of fund options available in the Contracts and Accounts. Neither the Fund nor the Underwriter shall give any information or make any representations or statements on behalf of the Company or concerning the Company, the Accounts or the Contracts other than information or representations contained in and accurately derived from the registration statements or Contract prospectuses (as such registration statements or Contract prospectuses may by amended or supplemented from time to time), except with the written permission of the Company.

2.10        The Fund will provide the Company with as much notice as is reasonably practicable of any proxy solicitation for any Portfolio, and of any material change in the Fund’s registration statement, particularly any change resulting in a change to the registration statement or prospectus or statement of additional information for any Account. The Fund will cooperate with the Company so as to enable the Company to solicit proxies from Contract owners or to make changes to its prospectus, statement of additional information or registration statement, in an orderly manner.

2.11        The Company shall amend the registration statement of the Contracts under the 1933 Act and registration statement for each Account under the 1940 Act from time to time as required in order to effect the continuous offering of the Contracts or as may otherwise be required by Applicable Law. (All applicable laws, rules and regulations and the rules and regulations of any self-regulatory organization with jurisdiction over a party are collectively referred to herein as “Applicable Law”.) The Company shall register and qualify the Contracts for sale to the extent required by Applicable Law.

2.12         Solely with respect to Contracts and Accounts that are subject to the 1940 Act, so long as, and to the extent that the SEC interprets the 1940 Act to require pass-through voting privileges for variable Contract owners: (a) the Company will provide pass-through voting privileges to owners of Contracts whose cash values are invested, through the Accounts, in Shares of the Fund; (b) the Fund shall require all Participating Insurance Companies to calculate voting privileges in the same manner and the Company shall be responsible for assuring that the Accounts calculate voting privileges in the manner established by the Fund; (c) with respect to each Account, the Company will vote Shares of the Fund held by the Account and for which no timely voting instructions from Contract owners are received, as well as Shares held by the Account that are owned by the Company for its general accounts, in the same proportion as the Company votes Shares held by the Account for which timely voting instructions are received from Contract owners; and (d) the Company and its agents will in no way recommend or oppose or interfere with the solicitation of proxies for Fund Shares held by Contract owners without the prior written consent of the Fund, which consent may be withheld in the Fund’s sole discretion.

2.13     (a) The Company will furnish the Fund or its designee (including, without limitation, any auditors designated by the Fund) with such information in connection with this Agreement and/or any agreement for the provision of administrative services or distribution-related services by the Company for the Fund (the “Related Agreements”) as it may reasonably request (including, without limitation, periodic certifications confirming the Company’s provision of services for the Fund) and will cooperate with the Fund or its designee in connection with the preparation of reports to the Board of Directors concerning this Agreement and/or any Related Agreement and the monies paid or payable pursuant to this Agreement or any Related Agreement, as well as any other reports or filings that may be required by law.

(b)        Each party and its employees will, upon reasonable request, be available during normal business hours to consult with the non-requesting party or its designee concerning this Agreement and/or any Related Agreement.

(c)        Each party will maintain and preserve all records as required by law to be maintained and preserved by it in connection with the performance of its obligations under this Agreement and any Related Agreement. Upon the reasonable request of another party, a party will provide copies of historical records relating to transactions between the Fund and the Accounts, written communications regarding the Fund to or from the Accounts and other materials that enable the requesting party to monitor and review the other party’s or parties’ performance or perform general customer supervision.

(d)        From time-to-time, the Fund or its designee may submit a due diligence questionnaire to the Company, and the Company shall complete and return such due diligence questionnaire within a reasonable timeframe. Upon request, the Company shall promptly provide to the Fund or its designee a copy of its Statement on Standards for Attestation Engagements 16 Report (“SSAE 16”) and its Financial Intermediary Controls and Compliance Assessment.

(e)        The Company shall permit the Fund or its designee to conduct one physical audit per calendar year to ensure compliance with the terms of this Agreement and the Related Agreements. The Fund or its designee agrees to provide the Company with reasonable notice of their intention to conduct such an audit. For purposes of these audit privileges, the Company shall permit the authorized personnel of the Fund or its designee to have access to its books, records, information, systems and employees pertinent to the Company’s performance under this Agreement and/or any Related Agreement. The Fund or its designee will not perform any activity that materially interferes with any activities of the Company or its systems during the audit. The Company is entitled to observe all audit activity or the Fund or its designee, and the audit will be subject to such reasonable security and confidentiality measures as the Company may require.

(f)         Nothing in this Agreement will impose upon the Fund or its designee the obligation to review the Company’s practices, procedures and controls.

ARTICLE 3

Representations and Warranties

3.1        The Company represents and warrants that it is an insurance company duly organized and in good standing under the laws of the State of New York, with full power, authority and legal right to execute, deliver and perform its duties and comply with its obligations under this Agreement and has established each Account as a separate account under such law and the Accounts comply in all material respects with all applicable federal and state laws and regulations.

3.2        The Company represents and warrants that it has registered or, prior to any issuance or sale of the Contracts, will register each Account as a unit investment trust in accordance with the provisions of the 1940 Act to serve as a separate account for the Contracts. The Company further represents and warrants that the Contracts will be registered under the 1933 Act or are exempt from registration thereunder prior to any issuance or sale of the Contracts; the Contracts will be issued in compliance in all material respects with all applicable federal and state laws.

3.3        The Company represents and warrants that the Contracts are currently and at the time of issuance will be treated as annuity contracts or life insurance policies, whichever is appropriate, under applicable provisions of the Internal Revenue Code of 1986, as amended (“Code”). The Company shall make every effort to maintain such treatment and shall notify the Fund and the Underwriter immediately upon having a reasonable basis for believing that the Contracts have ceased to be so treated or that they might not be so treated in the future, provided, however, that the Company makes no representation or undertaking regarding any Contract to the extent such representation or undertaking is dependent on compliance by any investment vehicle in which the Company or an Account may invest with the requirements of Subchapter M or Section 817(h) of the Code, the regulations thereunder, or any successor provision.

3.4        The Fund represents and warrants that the Fund is duly organized and validly existing under the laws of the State of Maryland. The Fund and BRIL represent and warrant that each will comply with Applicable Law. The Fund represent and warrant that BAL will comply with Applicable Law.

3.5        The Fund represents and warrants that the Fund Shares offered and sold pursuant to this Agreement will be registered under the 1933 Act and is authorized for issuance in accordance with Applicable Law, and the Fund is and shall remain registered under the 1940 Act. The Fund shall amend its registration statement under the 1933 Act and the 1940 Act from time to time as required in order to effect the continuous offering of its Shares. If the Fund determines that notice filings are appropriate, the Fund shall use its best efforts to make such notice filings in accordance with the laws of such jurisdictions reasonably requested by the Company.

3.6        The Fund represents and warrants that it will comply and maintain each Portfolio’s compliance with the diversification requirements set forth in Section 817(h) of the Code and Treasury Regulation 1.817-5 thereunder. The Fund will notify the Company immediately upon having a reasonable basis for believing that a Portfolio has ceased to so comply with the diversification requirements or that a Portfolio might not so comply in the future. In the event of a breach of this Section 3.6 by the Fund, it will take all reasonable steps to adequately diversify the Portfolio so as to achieve compliance within the grace period afforded by Treasury Regulation 1.817-5.t

3.7        The Fund represents and warrants that each Portfolio is currently qualified as a regulated investment company (“RIC”) under Subchapter M of the Code, and represents that it will use its commercially reasonable efforts to maintain such qualification of each Portfolio as a RIC (under Subchapter M or any successor or similar provision. The Fund or its designee will notify the Company immediately in writing upon having a reasonable basis for believing that a Portfolio has ceased to so qualify or that it might not so qualify in the future.

3.8        (a) Company shall have in place written policies, procedures and controls designed to detect, prevent and report money laundering or other suspicious activity and prohibit dealings with shell banks as well as a written customer identification program. The written customer identification program shall require the identification and verification of the identities of Company’s customers and, if required by applicable anti-money laundering laws and regulations, the underlying beneficial owner(s). In addition, Company shall have a designated anti-money laundering compliance officer, and Company shall provide anti-money laundering training to its staff on an annual basis. Company will promptly inform BRIL in writing, to the extent not prohibited by Applicable Law, if Company becomes aware of any violations of anti-money laundering laws by it with respect to the Operational Services or transactions in Shares or if Company is otherwise unable to comply with its obligations under this Section 16(e).

(b)         Company also agrees to provide BRIL with such information as it may reasonably request, including, but not limited to, the filling out of questionnaires, attestations and other documents, to enable Fund Parties to fulfill their obligations under applicable Sanctions Laws and the USA PATRIOT ACT (including maintaining records for at least five years).

(c)        Company agrees to notify BRIL immediately in the event of its expulsion or suspension any self-regulatory organization with jurisdiction over it or of any pending or threatened action or proceeding by any regulatory authority or self-regulatory organization. Company agrees to promptly advise BRIL if it receives notice of any of the following: (1) any investor complaint, litigation initiated or threatened, or communication by a regulatory authority or self-regulatory organization which relates to a Fund or to a transaction in Shares by it or (2) any examination by any regulatory authority or self-regulatory organization that may or has resulted in a material compliance deficiency, and Company agrees to promptly provide BRIL with such information and documentation thereon as BRIL may request

(d) The Company agrees to provide its full business name, principal place of business, and Employer Identification Number (“EIN”) prior to execution of this Agreement to allow Underwriter to verify Company’s identity pursuant to the BSA.

3.9        The Company acknowledges and agrees that it is the responsibility of the Company to determine investment restrictions under state insurance law applicable to any Portfolio, and that the Fund shall bear no responsibility to the Company for any such determination or the correctness of such determination. The Company has determined that the investment restrictions set forth in the current Prospectus are sufficient to comply with all investment restrictions under state insurance laws that are currently applicable to the Portfolios as a result of the Accounts’ investment therein. The Company shall inform the Fund of any additional investment restrictions imposed by state insurance law after the date of this Agreement that may become applicable to the Fund or any Portfolio from time to time as a result of the Accounts’ investment therein. Upon receipt of any such information from the Company, the Fund shall determine whether it is in the best interests of shareholders to comply with any such restrictions. If the Fund determines that it is not in the best interests of shareholders to comply with a restriction determined to be applicable by the Company, the Fund shall so inform the Company, and the Fund and the Company shall discuss alternative accommodations in the circumstances.

3.11        The Company represents and warrants that each Account is a “segregated asset account” and that interests in each Account are offered exclusively through the purchase of or transfer into a “variable contract,” within the meaning of such terms under Section 817 of the Code and the regulations thereunder. The Company will use its best efforts to continue to meet such definitional requirements, and it will notify the Fund immediately upon having a reasonable basis for believing that such requirements have ceased to be met or that they might not be met in the future.

ARTICLE 4

Potential Conflicts

4.1        The parties acknowledge that the Fund’s Shares may be made available for investment to other Participating Insurance Companies In such event, the Directors of the Fund will monitor each Portfolio of the Fund for the existence of any material irreconcilable conflict between the interests of the contract owners of all Participating Insurance Companies. A material irreconcilable conflict may arise for a variety of reasons, including: (a) an action by any state insurance regulatory authority; (b) a change in applicable federal or state insurance, tax, or securities laws or regulations, or a public ruling, private letter ruling, no-action or interpretative letter, or any similar action by insurance, tax, or securities regulatory authorities; (c) an administrative or judicial decision in any relevant proceeding; (d) the manner in which the investments of any Portfolio are being managed; (e) a difference in voting instructions given by variable annuity contract and variable life insurance contract owners; or (f) a decision by a Participating Insurance Company to disregard the voting instructions of contract owners. The Directors shall promptly inform the Company in writing if they determine that an irreconcilable material conflict exists and the implications thereof.

4.2        The Company agrees to promptly report any potential or existing conflicts of which it is aware to the Directors. The Company will assist the Directors in carrying out their responsibilities under the Shared Fund Exemptive Order by providing the Directors with all information reasonably necessary for them to consider any issues raised including, but not limited to, information as to a decision by the Company to disregard Contract owner voting instructions.

4.3        If it is determined by a majority of the Directors, or a majority of the Directors who are not affiliated with BAL or the Underwriter (the “Disinterested Directors”), that a material irreconcilable conflict exists that affects the interests of Contract owners, the Company shall, in cooperation with other Participating Insurance Companies whose contract owners are also affected, at its expense and to the extent reasonably practicable (as determined by the Disinterested Directors) take whatever steps are necessary to remedy or eliminate the irreconcilable material conflict, up to and including: (a) withdrawing the assets allocable to some or all of the Accounts from the Fund or any Portfolio and reinvesting such assets in a different investment medium, including (but not limited to) another Portfolio of the Fund, or submitting the question of whether or not such segregation should be implemented to a vote of all affected Contract owners and, as appropriate, segregating the assets of any appropriate group (i.e., annuity contract owners, life insurance contract owners, or variable contract owners of one or more Participating Insurance Companies) that votes in favor of such segregation, or offering to the affected Contract owners the option of making such a change; and (b) establishing a new registered management investment company or managed separate account.

4.4        If a material irreconcilable conflict arises because of a decision by the Company to disregard Contract owner voting instructions and that decision represents a minority position or would preclude a majority vote, the Company may be required, at the Fund’s election, to withdraw the affected Account’s investment in the Fund and terminate this Agreement with respect to such Account; provided, however, that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the Disinterested Directors. Any such withdrawal and termination must take place within 60 days after the Fund gives written notice to the Company that this provision is being implemented, subject to applicable law but in any event consistent with the terms of the Shared Fund Exemptive Order.    Until the end of such 60 day period, the Fund shall continue to accept and implement orders by the Company for the purchase and redemption of Shares.

4.5        If a material irreconcilable conflict arises because a particular state insurance regulator’s decision applicable to the Company conflicts with the majority of other state regulators, then the Company will withdraw the affected Account’s investment in the Fund and terminate this Agreement with respect to such Account; provided, however, that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the Disinterested Directors. Any such withdrawal and termination must take place within 60 days after the Fund gives written notice to the Company that this provision is being implemented or such period as may be required to obtain any necessary exemptive relief from the SEC with regard to the substitution of underlying funds. Until the end of such period the Fund will, to the extent permitted by law and any exemptive relief previously granted to the Fund, continue to accept and implement orders by the Company for the purchase and redemption of Shares.

4.6        For purposes of section 4.3 through 4.6 of this Agreement, a majority of the Disinterested Directors shall determine whether any proposed action adequately remedies any irreconcilable material conflict, but in no event will the Company be required to establish a new funding medium for the Contracts if an offer to do so has been declined by vote of a majority of Contract owners materially adversely affected by the irreconcilable material conflict. In the event that the Directors determine that any proposed action does not adequately remedy any irreconcilable material conflict, then the Company will withdraw the Account’s investment in the Fund and terminate this Agreement within 30 days after the Directors inform the Company in writing of the foregoing determination; provided, however, that such withdrawal and termination shall be limited to the extent required by any such material irreconcilable conflict as determined by a majority of the Disinterested Directors.

4.7        Upon request, the Company shall submit to the Directors such reports, materials or data as the Directors may reasonably request so that the Directors may fully carry out the duties imposed upon them by the Shared Fund Exemptive Order, and said reports, materials and data shall be submitted more frequently if deemed appropriate by the Directors.

4.8        If and to the extent that (a) Rule 6e-2 and Rule 6e-3 (T) are amended, or Rule 6e-3 is adopted, to provide exemptive relief from any provision of the 1940 Act or the rules promulgated thereunder with respect to mixed or shared funding (as defined in the application for the Shared Fund Exemptive Order) on terms and conditions materially different from those contained in the application for the Shared Fund Exemptive Order, or (b) the Shared Fund Exemptive Order is granted on terms and conditions that differ from those set forth in this Article 4, then the Fund and/or the Participating Insurance Companies, as appropriate, shall take such steps as may be necessary (a) to comply with Rules 6e-2 and 6e-3 (T), as amended, and Rule 6e-3, as adopted, to the extent such rules are applicable, or (b) to conform this Article 4 to the terms and conditions contained in the Shared Fund Exemptive Order, as the case may be.

ARTICLE 5

Indemnification

5.1.        Indemnification by the Company.

5.1(a).    The Company agrees to indemnify and hold harmless the Fund Parties and each of their respective Directors, officers, employees and agents and each person, if any, who controls a Fund Party within the meaning of Section 15 of the 1933 Act (collectively the “Indemnified Parties” for purposes of this Section 5.1) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Company) or expenses (including the reasonable costs of investigating or defending any loss, claim, damage, liability or expense and reasonable legal counsel fees incurred in connection therewith) (collectively, “Losses”), to which the Indemnified Parties may become subject under any statute or regulation, or common law or otherwise, insofar as such Losses are related the services provided by the Company herein or the Contracts and:

(i)        arise out of or are based upon any untrue statements or untrue statements of any material fact contained in the registration statement, prospectus(es) or statements of additional information for the Contracts or in the Contracts themselves or in sales literature or other promotional material generated or approved by the Company on behalf of the Contracts or Accounts (or any amendment or supplement to any of the foregoing) (collectively, “Company Documents” for the purposes of this Article 5), or arise out of or are based upon the omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this indemnity shall not apply as to any Indemnified Party if such statement or omission was made in reliance upon and in conformity with written information furnished to the Company by or on behalf of the Fund or Underwriter for use in Company Documents or otherwise for use in connection with the sale of the Contracts or Shares; or

(ii)        arise out of or result from statements or representations by or on behalf of the Company (other than statements or representations contained in and in conformity with Fund Documents as defined in Section 5.2(a)) or wrongful conduct of the Company or persons under its control, with respect to the sale or distribution of the Contracts or Shares; or

(iii)        arise out of or result from any untrue statement of a material fact contained in Fund Documents as defined in Section 5.2(a) or the omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such statement or omission was made in reliance upon and in conformity with written information furnished to the Fund or Underwriter by or on behalf of the Company; or

(iv)        arise out of or result from any failure by the Company to provide the services or furnish the materials required under the terms of this Agreement; or

(v)        arise out of or result from any material breach of any representation and/or warranty made by the Company in this Agreement or any Related Agreement or arise out of or result from any other material breach of this Agreement or any Related Agreement by the Company.

5.2.        Indemnification by the Fund Parties.

5.2(a).    The Fund Parties agree, jointly and severally, to indemnify and hold harmless the Company and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act and each of its directors, officers, employees and agents of the foregoing (collectively, the “Indemnified Parties” for purposes of this Section 5.2) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Fund Parties) or expenses (including the reasonable costs of investigating or defending any loss, claim, damage liability or expense and reasonable legal counsel fees incurred in connection therewith) (collectively, “Losses”), to which the Indemnified Parties may become subject under any statute or regulation, or at common law or otherwise, insofar as such Losses:

(i)        arise out of or are based upon any untrue statements of any material fact contained in the registration statement or Prospectus for the Fund,

statement of additional information, or sales literature, or other promotional material of the Fund generated by the Fund or BRIL (or any amendment or supplement thereto) (collectively, “Fund Documents” for the purposes of this Article 5), or arise out of or are based upon the omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this indemnity shall not apply as to any Indemnified Party if such statement or omission was made in reliance upon and in conformity with written information furnished to the Fund Parties by or on behalf of the Company for use in Fund Documents or otherwise for use in connection with the sale of the Contracts or Shares; or

(ii)        arise out of or result from statements or representations (other than statements or representations contained in and accurately derived from Company Documents) or wrongful conduct of a Fund Party or persons under its respective control, with respect to the sale or acquisition of the Contracts or Shares; or

(iii)        arise out of or result from any untrue statement of a material fact contained in Company Documents or the omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such statement or omission was made in reliance upon and in conformity with written information furnished to the Company by or on behalf of the Fund Parties; or

(iv)        arise as a result of any failure by a Fund Party to provide the services and furnish the materials under the terms of this Agreement;

(iv)        arise out of or result from any material breach of any representation and/or warranty made by the Underwriter or the Fund in this Agreement or any Related Agreement or arise out of or result from any other material breach of this Agreement or any Related Agreement by the Underwriter or the Fund; or

(v)        arise out of or result from any failure (whether intentional or in good faith or otherwise) by BAL, the Fund or persons under their control to comply with the diversification requirements specified in Section 3.6.

5.3        Neither the Company, the Underwriter nor the Fund shall be liable under the indemnification provisions of Section 5.1 or 5.2, as applicable, with respect to any Losses incurred or assessed against any Indemnified Party to the extent such Losses arise out of or result from such Indemnified Party’s willful misfeasance, bad faith or gross negligence in the performance of such Indemnified Party’s duties or by reason of such Indemnified Party’s reckless disregard of obligations or duties under this Agreement.

5.4        Neither the Company, the Underwriter nor the Fund shall be liable under the indemnification provisions of Section 5.1 or 5.2, as applicable, with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the other parties in writing within a reasonable time after the summons, or other first written notification, giving information of the nature of the claim shall have been served upon or otherwise received by such Indemnified Party (or after such Indemnified Party shall have received notice of service upon or other notification to any designated agent), but failure to notify the party against whom indemnification is sought of any such claim shall not relieve that party from any liability which it may have to the Indemnified Party in the absence of Sections 5.1 and 5.2.

5.5        In case any such action is brought against the Indemnified Parties, the indemnifying party shall be entitled to participate, at its own expense, in the defense of such action. The indemnifying party also shall be entitled to assume the defense thereof, with counsel reasonably satisfactory to the party named in such action. After notice from the indemnifying party to the Indemnified Party of an election to assume such defense, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the indemnifying party will not be liable to the Indemnified Party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.

ARTICLE 6

Termination

6.1         This Agreement may be terminated by any party for any reason by 90 days days’ advance written notice to the other parties.

6.2         This Agreement may be terminated immediately upon written notice to the other parties at the option of either the Underwriter or the Fund upon institution of formal proceedings against the Company by FINRA, the SEC, the insurance commission of any state or any other regulatory body regarding the Company’s duties under this Agreement or related to the sale of the Contracts, the operation of the Account(s), the administration of the Contracts or the purchase of the Shares, or an expected or anticipated ruling, judgment or outcome which would, in the Fund’s or the Underwriter’s respective reasonable judgment, materially impair the Company’s ability to meet and perform the Company’s obligations and duties hereunder; or

6.3        This Agreement may be terminated immediately at the option of either party upon written notice to the other parties, if the Internal Revenue Service determines that the Contracts cease to qualify as annuity contracts or life insurance policies, as applicable, under the Code, or if the Fund or Underwriter reasonably believes that the Contracts may fail to so qualify or if interests in an Account under the Contracts are not registered, where required, and, in all material respects, are not issued or sold in accordance with any applicable federal or state law; or

6.4        This Agreement may be terminated immediately upon written notice to the other parties by the Fund or the Underwriter, at either’s option, if either the Fund or the Underwriter shall determine, in its sole judgment exercised in good faith, that either (1) the Company shall have suffered a material adverse change in its business or financial condition, (2) the Company shall have been the subject of material adverse publicity which is likely to have a material adverse impact upon the business and operations of either the Fund or the Underwriter, or (3) the Company breaches any obligation under this Agreement or any Related Agreement in a material respect and such breach shall continue unremedied for thirty (30) days after receipt by the Company of notice in writing from the Fund or Underwriter of such breach; or

6.5        This Agreement may be terminated immediately upon written notice to the other parties at the option of the Company if (A) the Internal Revenue Service determines that any Portfolio fails to qualify as a RIC under the Code or fails to comply with the diversification requirements of Section 817(h) of the Code and the Fund, upon written request fails to provide reasonable assurance that it will take action to cure such failure, (B) the Company shall determine, in its sole judgment exercised in good faith, that either (1) the Fund or the Underwriter shall have been the subject of material adverse publicity which is likely to have a material adverse impact upon the business and operations of the Company, or (2) the Fund or Underwriter breaches any obligation under this Agreement or any Related Agreement in a material respect and such breach shall continue unremedied for thirty (30) days after receipt of notice in writing to the Fund or the Underwriter from the Company of such breach, or (C) the Portfolio’s shares are not registered, issued, or sold in accordance with applicable state and/or federal law or such law precludes the use of such shares as the underlying investment media of the Contracts issued or to be issued by the Company.

6.6        Notwithstanding any termination of this Agreement, the Fund and the Underwriter shall at the option of the Company, may continue to make available additional shares of the Portfolios of the Fund pursuant to the terms and conditions of this Agreement, for all existing Contracts in effect on the effective date of termination of this Agreement (hereinafter referred to as “Existing Contracts”). Specifically, without limitation, if the Fund and Underwriter so agree to make additional Shares available, the owners of the Existing Contracts will be permitted to reallocate investments in the Fund (as in effect on such date), redeem investments in the Fund and/or invest in the Fund upon the making of additional purchase payments under the Existing Contracts In the event of a termination of this Agreement pursuant to this Article 6, the Fund and the Underwriter shall promptly notify the Company in writing whether the Underwriter and the Fund will continue to make Shares available to Existing Contracts after such termination; if the Underwriter and the Fund will continue to make Shares so available, the provisions of this Agreement shall remain in effect with respect to transactions in Shares by such Existing Contracts except for Section 6.1 and thereafter either the Fund, Underwriter or the Company may terminate the Agreement as so continued pursuant to this Section 6.6 upon prior written notice to the other parties, such notice to be for a period that is reasonable under the circumstances but need not be greater than six months.

6.7        The provisions of Section 2.11, Articles 3, 5, 7 and 8 and Section 10 of Schedule C shall survive the termination of this Agreement, and the provisions of Articles 2 and 4 shall survive the termination of this Agreement as long as Shares of the Fund are held on behalf of Contract owners. Notwithstanding any termination of this Agreement, each party’s obligations under Article V to indemnify other parties will survive and not be affected by any termination of this Agreement.

ARTICLE 7

Notices

Unless otherwise specified in this Agreement, any notice shall be sufficiently given when sent by registered or certified mail (postage prepaid, return receipt requested) or by prepaid courier (return receipt requested) to the other parties at the addresses of such parties set forth below or at such other addresses as such parties may from time to time specify in writing to the other parties in accordance with this Article 7.

To the Advisor: BlackRock Advisors, LLC Attn: Lisa Hill, Managing Director U.S. Retail, Contracts & Administration 55 East 52nd Street New York, NY 10055	With a copy to: BlackRock, Inc. Attn: General Counsel 40 East 52nd Street New York, NY 10022

To BRIL: BlackRock Investments, LLC Attn: Frank Porcelli Managing Director, Global Client Group 55 East 52nd Street New York, NY 10055	with a copy to: BlackRock Investments, LLC Attn: Chief Compliance Officer 400 Howard Street San Francisco, CA 94105

If to the Company:
Thrivent Financial for Lutherans
Attn: Joe Barnes
Mailstop 1330
625 Fourth Ave South
Minneapolis, MN 55415-1665

ARTICLE 8

Miscellaneous

8.1         The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

8.2        (a) “Confidential Information” is defined as: information, including a formula, pattern, compilation, program, device, method or process that derives independent economic value (actual or potential) from not being generally known to or readily ascertainable through appropriate means by other persons who might obtain economic value from its disclosure or use, and is the subject of efforts that are reasonable under the circumstances to maintain its confidentiality. Except as expressly permitted by this Agreement, each party hereto will: (i) keep and maintain all Confidential Information of the other party in strict confidence, using such degree of care as is appropriate to avoid unauthorized use or disclosure and (ii) not, directly or indirectly, disclose any Confidential Information of the other party to any third party, except with the other party’s prior written consent.

(b) Prior to disclosure of any of its Confidential Information to the other party, a party shall comply with all legal, regulatory or other notice and/or consent requirements permitting the disclosure of Confidential Information by it to the other party and the processing/use of such Confidential Information by the other party and its Recipients (as defined below) in accordance with this Agreement.

(c) Each party will be permitted to use, reproduce and create derivative works of the other party’s Confidential Information and disclose such Confidential Information (and any derivative works thereof) to its employees, legal counsel, auditors, affiliates, agents, vendors and other third parties (collectively, “Recipients”) having a need to know such information in connection with or related to this Agreement. Without limiting the generality of the foregoing and despite any contrary provision in this Agreement, Fund Parties will be permitted to disclose the other party’s Confidential Information (and any derivative works thereof) to Recipients for sales reporting, business analytics, distribution strategy, product development, research, analysis, trade attribution, scrubbing, processing, customer relationship management, regulatory and/or other similar purposes. In addition, any party may disclose the other’s Confidential Information to the extent required to comply with law, regulatory request or a court order; provided, however, that each party must (where legally permitted to do so) promptly notify the other party of receipt of a request for Confidential Information made pursuant to law, regulatory request or court order, give the other party a reasonable opportunity to prevent the disclosure of the Confidential Information, and reasonably cooperate with the other party in any efforts it makes to prevent the disclosure of the Confidential Information.

(d) Despite any contrary provision in this Agreement, Confidential Information of a party will not include information that: (i) is or becomes generally known to the public not as a result of a disclosure by the other party, (ii) is rightfully in the possession of the other party before disclosure by the first party, (iii) is independently developed by the other party without reliance on the Confidential Information, or (iv) is received by the other party in good faith and without restriction from a third party not under a confidentiality obligation to the first party and having the right to make such disclosure. Each party acknowledges that the disclosure of the other’s Confidential Information may cause irreparable injury to the other party and damages which may be difficult to ascertain. Therefore, each party will be entitled to injunctive relief upon a disclosure or threatened disclosure of any of its Confidential Information that would violate the terms of this Agreement. Each party hereto shall notify the other party promptly (unless not legally permitted to do so) upon discovery of unauthorized use or disclosure of Confidential Information, and reasonably cooperate with the owner of the Confidential Information to help the owner of the Confidential Information regain possession of the Confidential Information and prevent its further unauthorized use and disclosure.

(f) For purposes of this section 8.2, the Fund and BRIL Parties shall be considered to be a “party,” and Company shall be considered a “party”.

(g) Each party has adopted policies and practices in compliance with Applicable Law regarding privacy of customer information, including, if applicable, the protection of non-public personal information pursuant to the Gramm-Leach-Bliley Act of 1999, SEC Regulation S-P, appropriate banking regulations and/or the Massachusetts Standards for the Protection of Personal Information. These policies and practices are designed to comply with applicable data security regulations in all material respects, including, but not limited to, the obligation to provide appropriate administrative, technical and physical safeguards reasonably designed to (i) provide for the security and confidentiality of customer records and information; (ii) protect against any anticipated threats or hazards to the security or integrity of customer records and information; and (iii) protect against unauthorized access to or use of customer records or information that could result in substantial harm or inconvenience to any customer. If Company accesses the computer systems of BRIL, a Fund or any of their respective affiliates or service providers or delivers files directly to the computer system of BRIL, a Fund or any of their respective affiliates or service providers, Company agrees to provide such information security as is commercially and reasonably necessary to prevent the unauthorized use or disruption of the computer system of BRIL, the Fund or any of their respective affiliates or service providers.

(h)        The Fund and BRIL may disclose the terms of this Agreement to a governmental body or self-regulatory organization upon its request or on a “need to know” basis.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same instrument.

8.4        If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

8.5        This Agreement, including the attached schedules, shall be interpreted, construed, and enforced in accordance with the laws of the State of New York, without reference to any conflict of laws provisions thereof that would cause the application of laws of any jurisdiction other than those of the State of New York, and shall, to the extent applicable, be subject to the provisions of the 1933, 1934, and 1940 Acts, and the rules, regulations and rulings thereunder, including such exemptions from those statutes, rules and regulations as the SEC may grant and the terms hereof shall be interpreted and construed in accordance therewith.

8.6        The parties to this Agreement acknowledge and agree that the Fund is a Maryland corporation, and that all liabilities of the Fund arising, directly or indirectly, under this Agreement, of any and every nature whatsoever, shall be satisfied solely out of the assets of the relevant Portfolio(s) of the Fund and that no Director, officer, agent or holder of Shares of the Fund shall be personally liable for any such liabilities.

8.7        Each party shall reasonably cooperate with each other party and all appropriate governmental authorities (including without limitation the SEC, FINRA and state insurance regulators) and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby.

8.8        The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, to which the parties hereto are entitled under state and federal laws.

8.9        The parties to this Agreement acknowledge and agree that this Agreement shall not be exclusive in any respect.

8.10        This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any rights, privileges, duties or obligations of the parties may be assigned by a party without the prior written consent of the other parties hereto. Any attempted assignment in violation of this Section 8.9 shall be null and void.

8.11        No provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by all parties.

8.12        This Agreement, including all attachments hereto, constitutes the entire agreement between the parties with respect to the subject matter contained herein, and supersedes all prior or contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

8.13        Nothing in this Agreement shall be construed to give any person or entity other than the parties hereto any legal or equitable claim, right or remedy. Rather, this Agreement is intended to be for the sole and exclusive benefit of the parties hereto.

8.14        NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL ANY PARTY BE LIABLE FOR SPECIAL, CONSEQUENTIAL, INDIRECT OR INCIDENTAL DAMAGES (INCLUDING, BUT NOT LIMITED TO, LOST PROFITS), EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Fund Participation Agreement as of the Effective Date.

BLACKROCK VARIABLE SERIES FUNDS, INC.

By:

Name:

Title:

BLACKROCK INVESTMENTS, LLC

By:

Name:

Title:

THRIVENT FINANCIAL FOR LUTHERANS

By:

Name: Teresa J. Rasmussen

Title: President, Thrivent Financial for Lutherans

Schedule A

Separate Accounts of Thrivent Financial for Lutherans participating in Portfolios of BlackRock Variable Series Funds, Inc.

Thrivent Variable Annuity Account I

Schedule B

Portfolios and Classes of BlackRock Variable Series Funds, Inc. now or in the future offered to Separate Accounts of THRIVENT FINANCIAL FOR LUTHERANS, including, but not limited to:

Schedule C

Shareholder Information Schedule entered into by and between BlackRock Investments, LLC and its successors, assigns and designees (“BRIL”) and the Intermediary.

For Schedule C, the following terms shall have the following meanings, unless a different meaning is clearly required by the contexts:

The term “Intermediary” shall mean Thrivent Financial for Lutherans, which is (i) a broker, dealer, bank, or other entity that holds securities of record issued by the Fund in nominee name; (ii) in the case of a participant directed employee benefit plan that owns securities issued by the Fund (1) a retirement plan administrator under ERISA or (2) any entity that maintains the plan’s participant records; or (iii) an insurance company separate account.

The term “Fund” shall mean any open-ended management investment company that is registered or required to register under Section 8 of the Investment Company Act of 1940 and for which BRIL acts as distributor, and includes (i) an investment adviser to or administrator for the Fund; and (ii) the transfer agent for the Fund. The term not does include any “excepted funds” as defined in SEC Rule 22c-2(b) under the Investment Company Act of 1940.1

The term “Shares” means the interests of Shareholders corresponding to the redeemable securities of record issued by the Fund under the Investment Company Act of 1940 that are held by the Intermediary.

The term “Shareholder” means the holder of interests in a variable annuity or variable life insurance contract issued by the Intermediary (“Contract”), or a participant in an employee benefit plan with a beneficial interest in a contract.

The term “Shareholder-Initiated Transfer Purchase” means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract to a Fund, but does not include the following: (i) transactions that are executed automatically pursuant to a contractual or systematic program or enrollment such as transfer of assets within a Contract to a Fund as a result of “dollar cost averaging” programs, insurance company approved asset allocation programs, or automatic rebalancing programs; (ii) transactions that are executed pursuant to a Contract death benefit; (iii) one-time step-up in Contract value pursuant to a Contract death benefit; (iv) allocation of assets to a Fund through a Contract as a result of payments such as loan repayments, scheduled contributions, retirement plan salary reduction contributions, or planned premium payments to the Contract; or (v) prearranged transfers at the conclusion of a required free look period.

The term “Shareholder-Initiated Transfer Redemption” means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract out of a Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollments such as transfers of assets within a Contract out of a Fund as a result of annuity payouts, loans, systematic withdrawal programs, insurance company approved asset allocation programs and automatic rebalancing programs; (ii) as a result of any deduction of charges or fees under a Contract; (iii) within a Contract out of a Fund as a result of scheduled withdrawals or surrenders from a Contract; or (iv) as a result of payment of a death benefit from a Contract.

1 As defined in SEC Rule 22c-2(b), term “excepted fund” means any: (1) money market fund; (2) fund that issues securities that are listed on a national exchange; and (3) fund that affirmatively permits short-term trading of its securities, if its prospectus clearly and prominently discloses that the fund permits short-term trading of its securities and that such trading may result in additional costs for the fund.

BRIL and the Intermediary hereby agree as follows:

Shareholder Information

1. Agreement to Provide Information. Intermediary agrees to provide the Fund or its designee, upon written request of BRIL or the Fund, a unique identification number and the Contract owner number or participant account number associated with the Shareholder, if known, of any or all Shareholder(s) of the account, and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholder(s) or the account (if known) and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by the Intermediary during the period covered by the request. Unless otherwise specifically requested by the Fund, the Intermediary shall only be required to provide information relating to Shareholder-Initiated Transfer Purchases or Shareholder-Initiated Transfer Redemptions.

2. Period Covered by Request. Requests must set forth a specific period, which generally will not exceed 90 days from the date of the request, for which transaction information is sought. BRIL and/or the Fund may request transaction information older than 90 days from the date of the request as they deem necessary to investigate compliance with policies (including, but not limited to, polices of the Fund regarding market-timing and the frequent purchasing and redeeming or exchanges of Fund shares or any other inappropriate trading activity) established or utilized by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.

3. Form and Timing of Response. (a) Intermediary agrees to provide, promptly, but in any event not later than five (5) business days after receipt of a request from the Fund, BRIL or their designee, the requested information specified in Section 1. If requested by the Fund, BRIL or their designee, Intermediary agrees to use best efforts to determine promptly, but in any event not later than five (5) business days after receipt of a request, whether any specific person about whom it has received the identification and transaction information specified in Section 1 is itself a financial intermediary (as defined in Rule 22c-2) (“indirect intermediary”) and, upon further request of the Fund, BRIL or their designee, promptly, but in any event not later than five (5) business days after receipt of a request, either (i) provide (or arrange to have provided) the information set forth in Section 1 for those Shareholders who hold an account with an indirect intermediary or (ii) restrict or prohibit the indirect intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the Fund. Intermediary additionally agrees to inform the Fund whether it plans to perform (i) or (ii).

(b) Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the Fund, BRIL or their designee and the Intermediary; and

(c) To the extent practicable, the format for any transaction information provided to the Fund, BRIL or their designee should be consistent with the NSCC Standardized Data Reporting Format.

4. Limitations on Use of Information. BRIL and the Fund agree not to use the information received pursuant to this Agreement for any purpose other than as necessary to comply with the provisions of Rule 22c-2 or to fulfill other regulatory requests or legal requirements subject to the privacy provisions of Title V of the Gramm-Leach-Bliley Act (Public Law 106-102) and comparable state laws.

5. Agreement to Restrict Trading. Intermediary agrees to execute written instructions from BRIL or the Fund to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by BRIL or the Fund, in their sole discretion, as having engaged in transactions of the Fund’s Shares (directly or indirectly through the Intermediary’s account) that violate policies

( including, but not limited to, policies of the Fund regarding market-timing and the frequent purchasing and redeeming or exchanging of Fund Shares or any other inappropriate trading activity) established or utilized by the Fund for the purpose of eliminating or reducing, or that would result in any dilution of the value of the outstanding Shares issued by the Fund. Unless otherwise directed by the Fund, any such restrictions or prohibitions shall only apply to Shareholder-Initiated Transfer Purchases or Shareholder-Initiated Transfer Redemptions that are effected directly or indirectly through Intermediary. Instructions must be received by Intermediary at the following address, or such other address that Intermediary may communicate to BRIL or the Fund in writing from time to time, including, if applicable, an e-mail and/or facsimile telephone number:

Thrivent Financial

Attn: Regulatory Services

4321 N Ballard Rd

Appleton, WI 54919

6. Form of Instructions. Instructions to restrict or prohibit trading must include the TIN, ITIN, or GII and the specific individual Contract owner number or participant account number associated with the Shareholder, if known, and the specific restriction(s) to be executed, including how long the restriction(s) is(are) to remain in place. If the TIN, ITIN, GII or the specific individual Contract owner number or participant account number associated with the Shareholder is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

7. Timing of Response. Intermediary agrees to execute instructions to restrict or prohibit trading as soon as reasonably practicable, but not later than five (5) business days after receipt of the instructions by the Intermediary.

8. Confirmation by Intermediary. Intermediary must provide written confirmation to BRIL and the Fund that instructions to restrict or prohibit trading have been executed. Intermediary agrees to provide confirmation as soon as reasonably practicable, but not later than ten (10) business days after the instructions have been executed.

9. Construction of the Schedule; Fund Participation Agreement. This Schedule C supplements the Fund Participation Agreement. To the extent the terms of this Schedule C conflict with the terms of the Fund Participation Agreement, the terms of this Schedule C shall control.

10. Termination. This Schedule C will terminate upon the termination of the Fund Participation Agreement (except for obligations arising from trading activities that occurred prior to such termination and transactions in Shares by Existing Contracts pursuant to Section 6.6 of the Fund Participation Agreement).

SCHEDULE D

EXPENSES

The BRIL or its designee and the Company will coordinate the functions and pay the costs of completing these functions based upon an allocation of costs in the tables below. The term “Current” in this Schedule is defined as an existing Contract owner with value allocated to one or more Portfolios. The term “Prospective” in this Schedule is defined as a potential new Contract owner. The term “Fund” in the column titled “Party Responsible for Expense” in this Schedule means the Fund, BRIL and/or any designee of BRIL.

Item	Function	Party Responsible for Expense
Fund Prospectus (or Statutory Prospectus)	Printing and Distribution (including postage)

Current and Prospective - Fund or Company (Company may choose to do the printing at Fund’s expense subject to Section 2.2 and Fund will pay a proportionate amount of the Company’s reasonable printing costs if there is a combined prospectus)

Fund Prospectus Supplements	Printing and Distribution (including postage)

Fund or Company (Company may choose to do the printing at Fund’s expense subject to Section 2.2.and Fund will pay a proportionate amount of the Company’s reasonable printing costs if there is a combined prospectus)

Fund SAI and Fund SAI Supplements	Printing and Distribution (including postage)	Fund
Proxy Material for Fund	Printing, Distribution to Current (including postage), tabulation, solicitation	Fund
Fund Annual & Semi-Annual Report	Printing and Distribution (including postage)

Fund or Company (Company may choose to do the printing at Fund’s expense subject to Section 2.2.and Fund will pay a proportionate amount of the Company’s reasonable printing costs if there is a combined prospectus)

Contract Prospectus	Printing and Distribution (including postage)	Company
Contract Prospectus and SAI Supplements	Printing and Distribution (including postage)	Company
Contract SAI	Printing and Distribution (including postage)	Company
Other communication to Prospective and Current	Printing and Distribution (including postage)	If Required by Law or Fund - Fund If Required by Company - Company

Item	Function	Party Responsible for Expense
Operations of the Fund

All operations and related expenses, including the cost of registration and qualification of Shares, taxes on the issuance or transfer of Shares, cost of management of the business affairs of a Fund, and expenses paid or assumed by a Fund pursuant to any Rule 12b-1 plan

Fund
Operations of the Accounts	Federal registration of units of separate account (24f-2 fees)	Company